EXHIBIT 10.68
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                              SEPARATION AGREEMENT


         SEPARATION AGREEMENT, dated as of December 2, 1999, is by and between ANNIE'S HOMEGROWN, INC., a Delaware corporation with a principal place of business at 395 Main Street, Wakefield, MA 01880 (the "Company") and DEBORAH CHURCHILL LUSTER, an individual with a mailing address of 179 Homestead Blvd., Mill Valley, CA 94941 ("Luster").

         WHEREAS, Luster was an employee of the Company;

         WHEREAS, Luster's employment with the Company terminated in April 1999;

         WHEREAS, in October 1997, the Company entered into a Stock Purchase and Loan Agreement ("1997 Stock Loan Agreement"), as amended by Exhibit D, pursuant to which the Company made a five-year loan to Luster in the amount of $49,735.20 bearing interest at the rate of 6.34% per annum (the "1997 Stock Loan") to enable her to purchase shares of the Company's Common Stock upon exercise of certain options that were previously granted to her;

         WHEREAS, the 1997 Stock Loan Agreement provides for forgiveness of the 1997 Stock Loan over a five-year period if Luster remains employed by the Company, pursuant to which one-fifth of the 1997 Stock Loan has been forgiven by the Company as of this date;

         WHEREAS, in December 1998, the Company entered into a Stock Purchase and Loan Agreement ("1998 Stock Loan Agreement"), as amended by Exhibit E, pursuant to which the Company made a five-year loan to Luster in the amount of $43,236.11 bearing interest at the rate of 4.51% per annum (the "1998 Stock Loan") to enable her to purchase shares of the Company's Common Stock upon exercise of certain options that were previously granted to her;

         WHEREAS, the 1998 Stock Loan Agreement provides for forgiveness of the 1998 Stock Loan over a five-year period if Luster remains employed by the Company, pursuant to which none of the 1998 Stock Loan has been forgiven by the Company as of this date;

         WHEREAS, Luster currently holds, of record or beneficially, 149,092 shares of Company Common Stock; and

         WHEREAS, Luster and the Company wish to set forth their respective rights and obligations in connection with the termination of her employment with the Company and Luster's repayment of the 1997 Stock Loan and the 1998 Stock Loan.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Luster and the Company agree as follows:

         1.    TERMINATION CONFIRMED; CONTINUING SERVICE AS A DIRECTOR.

               (a) The parties confirm that Luster's employment with the Company terminated as of April 30, 1999. Luster agrees to resign from the Board of Directors and as Secretary effective on the Closing date of the transactions with Homegrown Holdings Corp. ("HHC") described in a

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Term Sheet between HHC and the Company executed by HHC on September 21, 1999.
Luster's resignation letter, attached hereto as Exhibit A, shall be signed on the date of this Agreement, held in escrow by the Company's counsel, and shall be dated by Company counsel and released to the Company only on the HHC Closing date.

               (b) Upon execution of this Agreement by both parties, Luster shall be entitled, and the Company will pay to Luster severance equal to $6,964.16 (the "Severance"). The Severance shall be due and payable (and subject to withholding, FICA, and similar deductions) ratably over a four-month period in the Company's normal payroll periods.

         2. OMNIBUS SECURED PROMISSORY NOTE. Luster agrees to execute the five-year Omnibus Secured Promissory Note (the "Omnibus Note") substantially in the form attached as Exhibit B and the Pledge Agreement attached as Exhibit C, pursuant to which Luster agrees to repay the entire principal and accrued interest due to the Company under the 1997 Stock Loan and the 1998 Stock Loan as set forth on the Omnibus Note, and bearing interest at the rate of ten percent (10%) per annum. Pursuant to the Pledge Agreement, the Omnibus Note shall be secured by all of her shares of Company Common Stock and any proceeds therefrom. Upon maturity, and at Luster's option, the Omnibus Note may be paid in cash or by surrender of Luster's Common Stock, at the then fair market value as determined by the last sale price on the principal exchange on which the Company's Common Stock is then listed, if any, or by the Board of Directors, acting in good faith, if not so listed. If Luster disputes the Board's determination, the Company and Luster will negotiate in good faith and will use their best efforts to appoint an independent appraiser of the Company's Common Stock, whose determination will be binding on the parties. In the event that the parties fail to agree and appoint a mutually acceptable appraiser within sixty
(60) days, the determination of value of the Company's Common Stock made by the Board will be binding on the parties. The costs of any appraiser appointed under this Section will be borne by Luster, unless the appraiser's determination of the value of the Common Stock exceeds the Board's valuation by at least 10%, in which case the Company will bear the costs of that appraiser.

         3.    RELEASES.

               (a) Other than as expressly set forth herein, Luster, her heirs, successors and assigns hereby remise, release and fully and forever discharge the Company, and similarly release and discharge each of the Company's officers, directors, stockholders, attorneys, assigns, agents, contractors, representatives, servants, and employees who are, were or hereafter could be liable, of and from all debts, demands, actions, causes of action, suits, accounts, sums of money, reckoning, bonds, promises, acts, omissions, covenants, policies, contracts, agreements, damages, executions, and any and all claims, obligations, demands and liabilities, of whatever name, kind and nature, both in law and in equity, both common law and statutory, both state and federal, which against the Company or such agents Luster now has or ever had to this date with respect or in connection with her employment by the Company or her service on the Company's Board of Directors.

               (b) Without limiting the generality of the foregoing and other than as expressly set forth herein, Luster specifically and forever releases the Company from any and all claims and damages arising therefrom, whether past, present or future, asserted or which might have been

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asserted against the Company, including, but not limited to, those related to
Luster's employment with the Company or the termination thereof, or those arising out of any claim of wrongful and unlawful discharge, violations of Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, violations of the Equal Pay Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1991, as amended, violations of any state or municipality fair employment statutes or laws, or violations of any other law, rule, regulation, or ordinance pertaining to employment wages, hours or any other terms and conditions of employment, and termination of employment.

               (c) Luster further agrees not to commence or cause to be commenced on her behalf or otherwise any administrative charge or claim, administrative review or legal action of any kind against the Company asserting any claim or charge arising from, or in any way relating to, her employment with the Company.

               (d) Luster acknowledges and agrees that she freely and voluntarily entered into this Agreement and, more specifically, the release herein. Luster agrees that no fact, evidence, event or transaction occurring before the execution of this Agreement, which is currently unknown to Luster, but which may hereafter become known to Luster, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein. Luster acknowledges that she has been advised that she has twenty-one (21) days to consider the releases contained in this Agreement and that she should consult with her attorney prior to executing it. For a period of seven (7) days after executing this Agreement, Luster may revoke this Agreement (including all of the releases) by providing written notice of revocation to the Company and the releases shall not become effective or enforceable until the seven-day period has expired. In the event Luster revokes this Agreement, the entire Agreement shall be null and void and unenforceable against either party.

               (e) Other than as set forth in this Agreement, the Company and each of its officers, directors, stockholders, attorneys, assigns, agents, contractors, representatives, servants, and employees hereby release and fully and forever discharges Luster, her heirs, successors, assigns and attorneys of and from all debts, demands, actions, causes of action, suits, accounts, sums of money, reckoning, bonds, promises, acts, omissions, covenants, policies, contracts, agreements, damages, executions, and any and all claims, obligations, demands and liabilities, of whatever name, kind and nature, both in law and in equity, both common law and statutory, both state and federal, which against Luster the Company or its agents now has or ever had to this date with respect or in connection with her employment by the Company or her service on the Company's Board of Directors.

               (f) Without limiting the generality of the foregoing, the Company specifically and forever releases Luster from any and all claims and damages arising therefrom, whether past, present or future, asserted or which might have been asserted against Luster, including, but not limited to any claim for COBRA payments or any claims related to Luster's employment with the Company and/or the termination thereof.

               (g) The Company further agrees not to commence or cause to be commenced on its behalf or otherwise any administrative charge or claim, administrative review or legal action

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of any kind against Luster asserting any claim or charge arising from, or in any way relating to, Luster's employment with the Company.

         4. GOVERNING LAW/VENUE. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The parties, for themselves and their respective successors and assigns, irrevocably submit to the jurisdiction of the state courts in Essex County, Massachusetts (the county in which the Company's principal executive offices are located) or the United States District Court for the District of Massachusetts with respect to the entry of judgments arising out of arbitration as provided in Section 6 hereof. The parties irrevocably consent to service of any and all process in any such action or proceeding to be made upon a party not having a last and usual address in that state by substitute service effected by registered or certified mail to the address for that party outside that state last known to the party commencing such proceeding. In addition, the parties irrevocably waive, to the fullest extent permitted by law, all objections they may now or hereafter have to the laying of venue in such courts, and further irrevocably waive any claim that any such forum is an inconvenient forum. The parties further agree that final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

         5. ARBITRATION. If any dispute concerning this Agreement including but not limited to, its existence, validity, interpretation, performance or non-performance, arising before or after termination or expiration of this Agreement, cannot be settled by negotiation, the parties agree first to try in good faith to settle the dispute by mediation by the American Arbitration Association in Boston, Massachusetts, under its Commercial Mediation Rules. If mediation is unsuccessful, such dispute shall be settled by final and binding arbitration before a single arbitrator in Boston, Massachusetts, who will be mutually acceptable to the parties, in accordance with the expedited commercial rules then in effect of the American Arbitration Association. Judgment upon any award may be entered as provided in Section 4. The cost of such arbitration shall be borne equally between the parties thereto unless otherwise determined by the arbitrator.

         6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which (including signatures reproduced via facsimile) shall be deemed an original.

         7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or agreements concerning the subject matter hereof. This agreement may be amended, modified or terminated only by a written instrument signed by the parties hereto.

         8. INVALIDITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable, such provision shall be deemed amended to conform to applicable laws to the maximum extent permissible in any jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

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         9. NON-DISPARAGEMENT. The Company and each of its officers and directors agrees not to comment in a detrimental fashion or make any disparaging remarks about Luster, her employment by the Company, her service on the Board of Directors or her departure from the Company. Similarly, Luster agrees not to comment in a detrimental fashion about the Company, its management and its Board of Directors or about her departure from the Company.

         10. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Luster agrees not to disclose and will maintain in confidence any confidential information of or concerning the Company that she has obtained.

         11. CONSULTATION WITH COUNSEL. Each party represents that she or it has been represented by counsel in the negotiation of this Agreement, and Luster agrees that (i) the payments, terms of repayment of the 1997 Stock Loan and the 1998 Stock Loan and value of the consideration set forth in this Agreement are more favorable to Luster than her prior obligations to the Company; (ii) in deciding whether to sign this Agreement, Luster has not relied on any statement or representation other than that which is expressly set forth in this Agreement; (iii) she knowingly and voluntarily agrees to the terms set forth in this Agreement; and (iv) she knowingly and voluntarily intends to be legally bound by the same.

         12. NOTICES. All notices, demands and communications provided for herein or made hereunder shall be delivered in person, sent via certified or registered mail, return receipt requested, or sent via overnight courier requiring a signature for delivery, or sent via facsimile, provided notice is also given by another approved means, addressed in each case as follows, until some other address shall have been designated in a written notice to the other parties hereto in like manner.

         If to the Company:                 Annie's Homegrown, Inc.
                                            395 Main Street
                                            Wakefield, MA  01880
                                            Attn:  President

         With a copy to:                    Kirkpatrick & Lockhart LLP
                                            75 State Street, 6th Floor
                                            Boston, Massachusetts  02109
                                            Attn:  Stephen L. Palmer, Esquire

         If to Luster:                      Deborah Churchill Luster
                                            179 Homestead Blvd.
                                            Mill Valley, CA  94941

         13. FURTHER ASSURANCES. The parties shall each, at the request of any of the others, furnish, execute and deliver such documents, instruments, certificates, notices and further assurances as counsel for the requesting party shall reasonably require as necessary or desirable to effect complete consummation of this Agreement, or in connection with the preparation and filing of reports required or requested by governmental agencies or other regulatory bodies. The party requesting such documents or further assurances shall be responsible for the costs of producing same.

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         IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their duly authorized officers as of the day and date first hereinabove written.




                                                     ANNIE'S HOMEGROWN, INC.


/s/ Deborah Churchill Luster                         By: /s/ Paul B. Nardone
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Deborah Churchill Luster, Individually                   Paul Nardone, President


















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